Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-223388) and Form S‑8 (Nos. 333-196120, 333-176205, 333-168254, 333-168629, 333-138697, and 333-92229), as amended, where applicable, of Bausch Health Companies Inc. (formerly known as Valeant Pharmaceuticals International, Inc.) of our report dated February 28, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 23, as to which the date is August 10, 2018, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 10, 2018